Exhibit 99.1

CHAMPION ANNOUNCES NEW PRESIDENT AND CHIEF OPERATING OFFICER

     Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) announces the promotion of Toney K. Adkins to President and Chief Operating Officer.  He will replace Kirby J. Taylor who is retiring.

     Toney K. Adkins joined Chapman Printing Company in June of 1982 as a special projects and acquisitions manager.  In 1983, he was named Administrative Manager of Chapman Printing Company and served in this role until 1990.

     In 1990, Mr. Adkins was named President of KYOWVA Corrugated Container, Huntington, WV.  He served as President of the Company until 1996 when KYOWVA Corrugated Container was purchased by Greif Brothers of Delaware, Ohio.

     In November, 1995, Toney Adkins was named Vice President of Champion Industries, Inc.  On completion of the KYOWVA Corrugated Container acquisition by Greif Brothers, Mr. Adkins returned to Chapman Printing Company as Vice  President of Administration.  He serves on the Board of Directors of Citizens Deposit Bank and Trust, Vanceburg, KY, Premier Financial Bancorp, Huntington, WV, Metro Community Federal Credit Union, Huntington, WV, and is Treasurer for both the Radisson Hotel, Huntington, WV, and Stationers, Inc., Huntington, WV.  Mr. Adkins is a graduate of Marshall University and has an extensive background in accounting, management and business acquisitions.

     Toney Adkins is married to Drema Tomblin Adkins.  He and his wife are the parents of two daughters, Kristi Adkins Booton and Susan Adkins Sansom.  They have four grandchildren.

     Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi.  Champion serves its customers through the following companies/divisions: Chapman Printing and Syscan (West Virginia and Kentucky), Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia), The Merten Company (Ohio), Smith & Butterfield (Indiana and Kentucky), Bourque Printing, Upton Printing, Transdata Systems and Diez Business Machines (Louisiana), Dallas Printing (Mississippi), Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey), Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

      Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492